Exhibit 99.1

NEWS BULLETIN	RE:

FROM:

2101 Faraday Avenue Carlsbad, CA 92008 (760) 603-9120 Nasdaq: VMTI

FOR FURTHER INFORMATION

AT VISTA MEDICAL TECHNOLOGIES:		AT FRB|WEBER SHANDWICK:

John R. Lyon

Tony Rossi

President		Investor and Media Contact
jlyon@vistamt.com		trossi@webershandwick.com
(760) 603-9120		(310) 407-6563

FOR IMMEDIATE RELEASE

November 5, 2003

VISTA MEDICAL REPORTS THIRD QUARTER RESULTS

CARLSBAD, CA, November 5, 2003 – Vista Medical Technologies, Inc., (NASDAQ: VMTI), today reported financial results for the third quarter and nine month period ended September 30, 2003.

For the third quarter ended September 30, 2003, revenues were $1,680,000, compared with revenues of $2,868,000 for the third quarter of 2002, a decrease of 41%.  The Company reported a net loss for the quarter of $698,000, or $0.14 per basic and diluted share, compared with a net loss of $283,000, or $0.06 per basic and diluted share, for the corresponding quarter of 2002.

For the nine months ended September 30, 2003, revenues were $6,808,000, compared with $8,351,000 for the same period in 2002, a decrease of 18%.  The net loss for the nine month period of 2003 was $1,202,000, or $0.24 per basic and diluted share, compared with $1,034,000, or $0.21 per basic and diluted share, for the corresponding period of 2002.

President and Chief Executive Officer of Vista Medical, John R. Lyon, said, “Revenues in our Visualization Technology business were lower than expected because of the delay of certain shipments, which are now projected to ship in the fourth quarter. Revenues in our Obesity Surgery Management Services business were at expected levels, recovering from the dip in the previous quarter.  Also, we recently announced the appointment of Michael H. Owens, M. D., as President of the Obesity Surgery business unit and, under his leadership, we continue to implement improvements to our existing product lines and work towards the introduction of new products.  As a result, in the fourth quarter we will launch our Optimization Study, a comprehensive operational and financial analysis of Obesity Surgery Programs, with the objective of enabling significant gains in program productivity and overall performance for our clients. We believe that the impressive rate of growth of obesity surgery over the

-more-

FRB|Weber Shandwick serves as financial relations counsel to this company, is acting on the company’s behalf in issuing this bulletin and receiving compensation therefor. The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.

past two years will be sustained in 2004/2005 by greater reliance on measurable improvements in program infrastructure, and Vista is re-tooling its product lines to better respond to this requirement.”

Conference Call and Webcast

Vista Medical will host a conference call with simultaneous webcast today at 11:00 am Eastern / 8:00 am Pacific.  The conference call will feature John R. Lyon, President and Chief Executive Officer and other senior officers, in a discussion of third quarter results and events.  Members of the public are invited to listen through the Investor Relations section of the company’s web site, www.vistamt.com.  A replay will be available until November 12, 2003 at 800-642-1687, Passcode 3434819.

To be added to Vista’s investor email or fax lists, contact Tony Rossi via email at trossi@webershandwick.com or via phone at 310-407-6563.

Vista Medical Technologies, Inc.

Vista Medical Technologies, Inc. operates two business units.  The Obesity Surgery Management Services business, based in Carlsbad, CA, provides services to physicians and hospitals involved in the surgical treatment of morbid obesity.  Our services include management of the Laparoscopic Bariatric Surgery Preceptorship, a comprehensive introduction to starting a minimally invasive gastric bypass surgical program.  Additionally, we offer systems and consulting services which enable the efficient operation of obesity surgery programs.  The Visualization Technology business, based in Westborough, MA, develops, manufactures and markets products that provide information to physicians performing minimally invasive general surgical, cardiac surgical and other selected endoscopic and interventional procedures.  Our technology products combine a head mounted display with video cameras to provide surgeons with critical visual information during complex minimally invasive procedures, and also incorporate the benefit of viewing complementary information in a voice-controlled, picture-in-picture format, to facilitate real-time decision making during surgery.  The Visualization Technology business also manufactures compact, high-resolution endoscopic cameras for original equipment manufacturer customers and strategic partners.  Vista Medical Technologies is traded on the Nasdaq SmallCap Market under the stock symbol VMTI.  The Company’s Internet Website is www.vistamt.com.  Information on the Company’s nutritional supplements for post-surgical gastric bypass patients may be found on www.vistavitamins.com.

Forward Looking Statements

This news release may contain forward-looking statements concerning the business and products of Vista Medical.  Actual results may differ materially depending on a number of risk factors, including, but not limited to the following: our ability to raise additional capital to fund our operations and execute our business plan; our ability to penetrate the market for obesity surgery management services; development, manufacturing, shipment, global economic and distribution risks and customer acceptance.  Other risks inherent in our business are described in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the year ended December 31, 2002 and our most recent quarterly report on form 10-Q.  We undertake no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

-financial tables to follow-

VISTA MEDICAL TECHNOLOGIES, INC.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002

Sales	$1,680,343	$2,868,365	$6,808,418	$8,350,853

Cost of Sales	983,356	1,631,155	3,853,861	4,502,184
Research and development	397,740	407,579	949,921	1,305,649
Sales and marketing	616,545	670,201	1,810,452	2,129,471
General and administrative	380,523	447,094	1,430,588	1,462,045
Total cost and expenses	2,378,164	3,156,029	8,044,822	9,399,349

Loss from operations	(697,821)	(287,664)	(1,236,404)	(1,048,496)

Interest income	245	4,292	34,783	14,517

Other gains/(losses)	—	—	—	—

Net loss	$(697,576)	$(283,372)	$(1,201,621)	$(1,033,979)

Basic and diluted loss per share	$(0.14)	$(0.06)	$(0.24)	$(0.21)

Share used in computing basic and diluted loss per share	5,003,471	4,988,797	5,002,908	4,957,280

VISTA MEDICAL TECHNOLOGIES, INC.

Selected Consolidated Balance Sheet Data

	September 30 2003	December 31 2002
	(unaudited)

Cash, cash equivalents and available-for-sale securities	$587,643	$829,372

Total Current Assets	3,401,491	4,101,666

Property and equipment	67,488	77,431

Total assets	3,469,921	4,182,158

Total current liabilities	1,501,486	2,101,201

Total stockholders’ equity	1,946,102	2,080,957